EXHIBIT 99.1

Active Power Reports Third Quarter 2012 Results

UPS Sales Up 51% Compared to Third Quarter of 2011

AUSTIN, Texas (Oct. 30, 2012) – Active Power (NASDAQ: ACPW), manufacturer of UPS (uninterruptible power supply) systems and modular infrastructure solutions, reported results for the third quarter and nine months ended September 30, 2012.

Financial Highlights
•	Third quarter revenue of $19.6 million and earnings per share of $(0.01) Revenue for first nine months of 2012 was up 7% to $61.1 million versus the same period in 2011

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UPS system revenue increased 147% to $14.8 million compared to the same period of 2011. The third quarter of 2012 included an unusually high proportion of ancillary equipment related to completion of a large integrated system deployment in EMEA. Excluding this ancillary equipment, UPS product revenue was up 51% compared to the same quarter last year.

•	EMEA revenue was up $7.1 million to $9.5 million in third quarter compared to third quarter of 2011 and up $4.7 million to $19.6 million for first nine months of 2012 versus same period in 2011

•	Gross margin improved 5% to 29% in third quarter compared to third quarter of 2011 and was up 6% to 31% for first nine months versus the same period in 2011

Operational Highlights
•	Received multi-megawatt CleanSource UPS system order from Stanford University for deployment at new Stanford Research Computing Facility

•	Deployed an Active Power PowerHouse solution at air traffic control center at Amsterdam Airport Schiphol in The Netherlands

•	Completed deployment of CleanSource 1000 kVA UPS system at one of the largest collocation data center facilities in China along the country’s east coast

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Announced Steven Fife as vice president of Finance and who will be appointed CFO on November 1, 2012. Fife has a diverse background across a number of industries including manufacturing and a proven track record in building highly effective finance and accounting functions for small to multibillion dollar organizations.

Financial Results

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Third quarter 2012 revenue was $19.6 million compared to $21.7 million in the previous quarter and $20.6 million in the third quarter of 2011. Revenue for the nine months was $61.1 million versus $57.2 million in the same period in 2011.

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Gross margin for the quarter was 29% of revenue compared to 36% in the previous quarter and 24% in the third quarter of 2011. Gross margin for the nine months ended September 30, 2012, was 31% compared to 25% in the same period of 2011.

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Net loss for the third quarter was $847,000, or $(0.01) per share. This compares to net income of $490,000 or $0.01 per share in the previous quarter and a loss of $1.3 million or $(0.02) per share in the third quarter of 2011. For the nine-months, net loss was $1.5 million or $(0.02) per share, compared to a net loss of $3.8 million or $(0.05) per share in the same period of 2011.

Management Commentary
“A continued focus on our key priorities drove financial improvements, specifically in growing our core UPS and solutions business,” said Doug Milner, president and CEO, Active Power. “We believe this is evident in the success our sales teams are having in the field with UPS sales increasing 51% compared to the third quarter of 2011 and almost 10% on a year to date basis compared to last year.”

“Moving ahead, we have developed and set into motion a strategic plan for our business over the last several months that is designed to expand and improve upon our product and service offerings and leverage our unique intellectual property. Coupled with the introduction of lean continuous improvement initiatives into company operations, we believe this go-forward plan will enable us to drive more value into the business and help us achieve consistent and improving profitability.”

Outlook
Active Power expects fourth quarter 2012 revenue to range between $17 million and $21 million and full year 2012 revenue between $78 million and $82 million. Fourth quarter earnings per share are expected to be between breakeven to $0.02 and breakeven to $0.01 for full year 2012.

Changes in cash and investments in the fourth quarter are expected to be minimal and driven by changes in working capital requirements.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, October 30, 2012, at 4:30 p.m. (ET) to discuss its third quarter 2012 results. Interested parties can dial into the call at the time of the event at (866) 838-2054. For callers outside the United States, please dial (904) 520-5766.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the fourth quarter of 2012 and full year 2012, its future operating results, and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard and Caterpillar, our increased emphasis on larger and more complex system solutions, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Senior Public Relations Manager
949-574-3860	512-744-9488
acpw@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three		Nine
	Months Ended		Months Ended
	Sept. 30,		Sept. 30,
	2012	2011	2012	2011

Product revenue	$16,647	$16,996	$50,534	$47,890
Service and other revenue	2,964	3,612	10,534	9,262
Total revenue	19,611	20,608	61,068	57,152

Cost of product revenue	12,254	13,112	35,608	35,625
Cost of service and other revenue	1,742	2,649	6,766	7,337
Total cost of goods sold	13,996	15,761	42,374	42,962

Gross profit	5,615	4,847	18,694	14,190

Operating expenses:
Research and development	1,325	1,272	4,045	3,279
Selling and marketing	3,447	3,527	10,891	10,397
General & administrative	1,691	1,280	5,175	4,083
Total operating expenses	6,463	6,079	20,111	17,759
Operating loss	(848)	(1,232)	(1,417)	(3,569)

Interest expense, net	(80)	(68)	(246)	(149)
Other income (expense), net	81	8	159	(34)
Net loss	$(847)	$(1,292)	$(1,504)	$(3,752)

Basic & diluted net loss per share	$(0.01)	$(0.02)	$(0.02)	$(0.05)
Shares used in computing basic & diluted net loss per share	95,575	80,119	91,998	79,990

Comprehensive loss:
Net loss	$(847)	$(1,292)	$(1,504)	$(3,752)
Translation gain (loss) on subsidiaries in foreign currencies	211	(193)	(99)	. 416
Comprehensive loss	$(636)	$(1,485)	$(1,603)	$(3,336)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	Sept. 30	December 31
	2012	2011
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$14,079	$10,357
Restricted cash	386	389
Accounts receivable, net	17,666	11,163
Inventories	9,362	9,439
Prepaid expenses and other	1,457	414
Total current assets	42,950	31,762
Property and equipment, net	2,896	2,861
Deposits and other	307	404
Total assets	$46,153	$35,027

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$4,653	$4,757
Accrued expenses	3,849	5,351
Deferred revenue	5,464	2,366
Revolving line of credit	5,535	5,535
Total current liabilities	19,501	18,009

Long-term liabilities	798	726
Stockholders' equity:
Common stock	95	80
Treasury stock	(135)	(115)
Additional paid-in capital	288,193	277,023
Accumulated deficit	(262,399)	(260,895)
Other accumulated comprehensive income	100	199
Total stockholders’ equity	25,854	16,292
Total liabilities and stockholders’ equity	$46,153	$35,027